Exhibit 99.1

Snail Announces Reverse Stock Split to Support Effort to Regain Compliance with Nasdaq’s Minimum Bid Price

CULVER CITY, Calif., July 1, 2026 (GLOBE NEWSWIRE) — Snail, Inc. (Nasdaq: SNAL) (“Snail” or the “Company”), a leading global independent developer and publisher of interactive digital entertainment, today announced that it will effect a 1-for-5 reverse stock split (the “Reverse Stock Split”) of its Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). The Reverse Stock Split will become effective at 11:59 p.m. Eastern Time on July 2, 2026 (the “Effective Time”). The Company’s Class A Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SNAL” and will begin trading on a split-adjusted basis when the Nasdaq opens on July 6, 2026. The new CUSIP number for the Class A Common Stock following the Reverse Stock Split will be 83301J308.

On June 2, 2026, a written consent was delivered to the Company’s Board of Directors from the holders of 95% of the voting power of the Company’s issued and outstanding Common Stock (the “Majority Stockholders”), pursuant to which the Majority Stockholders approved an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split with respect to the Common Stock at a ratio of 1-for-2 to 1-for-10, with the ratio within such range to be determined at the discretion of the Board of Directors. The Company’s Board of Directors subsequently approved the final ratio for the Reverse Stock Split of 1-for-5.

The Reverse Stock Split will proportionally reduce the number of outstanding shares of Common Stock from approximately 15,468,890 shares of Class A Common Stock and 28,748,580 shares of Class B Common Stock to approximately 3,093,778 shares of Class A Common Stock and 5,749,716 shares of Class B Common Stock. The ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise of outstanding warrants or options, or the conversion of outstanding convertible notes, as well as to the applicable exercise or conversion price. There will be no change to the total number of authorized shares of Common Stock as set forth in the Certificate of Incorporation. Stockholders whose shares are held in brokerage accounts should direct any questions concerning the Reverse Stock Split to their broker. All stockholders of record may direct questions to the Company’s transfer agent, Equiniti Trust Company, LLC at 800-468-9716.

The Reverse Stock Split is intended to support the Company’s effort to regain compliance with the minimum bid price requirement for maintaining the listing of its Class A Common Stock on the Nasdaq Capital Market, and to make the bid price more attractive to a broader group of institutional and retail investors. The Nasdaq Capital Market requires, among other things, that a listed company’s common stock maintain a minimum bid price of at least $1.00 per share.

Any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the reverse split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq for the ten days preceding the Effective Time.

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About Snail, Inc.

Snail, Inc. (Nasdaq: SNAL) is a leading global independent developer and publisher of interactive digital entertainment for consumers around the world, with a premier portfolio of premium games designed for use on a variety of platforms, including consoles, PCs, and mobile devices. For more information, please visit: https://snail.com/

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements regarding the Reverse Stock Split allowing the Company to regain compliance with Nasdaq’s minimum bid price requirement, enabling the Company to attract a broader universe of investors; and assumptions underlying any of the foregoing.

Further information on risks, uncertainties and other factors that could affect Snail’s financial results and business include Snail’s ability to strengthen its gaming portfolio’s visibility; Snail’s ability to expand and grow its franchise and increase its revenue; Snail’s ability to retain its key employees or maintain its Nasdaq listing; and the risks that are included in its filings with the Securities and Exchange Commission (the “SEC”) from time to time, including its annual reports on Form 10-K and quarterly reports on Form 10-Q filed, or to be filed, with the SEC. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those expressed or implied in the forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on management’s beliefs and assumptions and on information currently available to Snail, and Snail does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

John Yi and Steven Shinmachi
Gateway Group, Inc.
949-574-3860
SNAL@gateway-grp.com